CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2010 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Overview

•	Q4 2010 Resorts system-wide sales rose to $72.1 million from $68.7 million in Q4 2009.
•	Fee-based services business generated sales and marketing commission revenue of $15.5 million in Q4 2010 compared to $13.0 million in Q4 2009.
•	Q4 2010 net loss of $23.7 million, or $0.76 per diluted share, compared to net loss of $17.9 million, or $0.57 per diluted share, in Q4 2009.
•	Q4 2010 net loss included the impact of:
o

a $31.9 million non-cash pre-tax charge to increase the allowance for loan losses on VOI notes receivable generated prior to December 15, 2008, partially offset by $14.1 million in lower cost of sales due to the allowance charge and changes in estimated gross profit; and

o	a $28.1 million non-cash pre-tax charge at Bluegreen Communities to write-down certain inventory carrying value.
•

Excluding the above non-cash charges, non-GAAP net income for Q4 2010 would have been $4.9 million, or $0.15 per diluted share, as compared to a non-GAAP net loss for Q4 2009 of $4.0 million or $0.13 per diluted share.

•	Cash flow from Operating/Investing activities of $158.0 million for the year ended December 31, 2010.
•	Total unrestricted cash and equivalents of $72.1 million at December 31, 2010.

Boca Raton, Fla. – March 31, 2011 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the three months and year ended December 31, 2010.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We were pleased with Bluegreen’s progress in 2010. During 2010, we continued to focus on the development of our fee-based services business. This is reflected by, among other things, a 19% increase in VOI system-wide sales driven by incremental sales on behalf of our fee-based clients and a 56% increase in total fee-based services revenues. We began earning commissions in our sales and marketing fee-based services in July 2009 and as of December 31, 2010, we had entered into six contracts to provide fee-based services, up from four as of December 31, 2009. We believe our fee-based service business will require significantly less capital for growth as compared to our historical traditional timeshare business.”

Bluegreen Corporation

March 31, 2011	Page 2

Mr. Maloney continued by noting additional 2010 and Q4 2010 operating highlights:

•	Cash flow from Operating/Investing activities was $158.0 million for year ended December 31, 2010;
•	Unrestricted cash rose to $72.1 million at December 31, 2010, from $70.5 million at December 31, 2009;
•

In connection with our fee-based services business, Bluegreen Resorts (“Resorts”) sold $22.8 million of third-party inventory in Q4 2010, generating sales and marketing commissions of approximately $15.5 million, which contributed an estimated $2.9 million to Resorts operating profit. This compares to sales of $20.5 million of third-party inventory, which generated sales and marketing commissions of $13.0 million and contributed an estimated $1.3 million to Resorts operating profit in Q4 2009;

•

During 2010, Resorts sold $78.8 million of third-party inventory, generating sales and marketing commissions of approximately $53.0 million, which contributed an estimated $10.8 million to Resorts operating profit. This compares to sales of $31.7 million of third-party inventory, which generated sales and marketing commissions of $20.1 million and an estimated $3.6 million of Resorts operating profit in 2009.

•

Total revenues from fee-based services (including sales and marketing commissions, management services, title and other services) rose 17% to $32.4 million in Q4 2010 from $27.6 million in Q4 2009. During 2010, total revenues from fee-based services rose 56% to $120.0 million from $77.1 million in 2009;

•	Cash received from Resorts sales - either at closing or within 30 days of closing - represented 54% of Resorts sales in 2010, up from 45% in 2009;
•

Sales to existing Bluegreen Vacation Club owners represented 58% of total Resorts sales in Q4 2010 as compared to 56% in Q4 2009. Sales to existing Bluegreen Vacation Club owners represented 58% of total Resorts sales in 2010 as compared to 55% in 2009; and

•

We completed a variety of credit transactions that provided us with additional liquidity for our VOI-backed notes receivable, as well as the securitization of an aggregate $162.3 million of VOI notes receivable in two separate transactions.

While the Company incurred a net loss of $44.0 million or $1.41 per diluted share during 2010, this net loss included non-cash, after-tax charges totaling $67.3 million, or $2.15 per diluted share, more fully described below. Excluding these charges, non-GAAP net income for 2010 would have been $23.3 million or $0.74 per diluted share, as compared to non-GAAP net income for 2009 of $11.8 million or $0.38 per diluted share. These non-cash charges in 2010 were associated with the following pre-tax items: i) a $69.7 million increase in the Company’s loan loss reserves for VOI notes receivable generated prior to December 15, 2008 (the date that Bluegreen implemented a FICO® score-based credit underwriting program), partially offset by a $15.9 million reduction in cost of sales in connection with the increase in loan loss reserves and changes in estimated gross profit, and ii) impairment charges related to the write-down of Bluegreen Communities’ inventory in the amount of $54.6 million. These charges did not impact the Company’s cash position or operating cash flows.

Bluegreen Corporation

March 31, 2011	Page 3

While the Company incurred a net loss of $23.7 million, or $0.76 per diluted share during Q4 2010, this net loss included non-cash, after-tax charges totaling $28.6 million, or $0.91 per diluted share, more fully described below. Excluding these charges, non-GAAP net income for Q4 2010 would have been $4.9 million or $0.15 per diluted share, as compared to a non-GAAP net loss for Q4 2009 of $4.0 million or $0.13 per diluted share. These non-cash charges in Q4 2010 were associated with the following pre-tax items: i) a $31.9 million increase in the Company’s loan loss reserves for VOI notes receivable generated prior to December 15, 2008 (the date that Bluegreen implemented a FICO® score-based credit underwriting program), partially offset by a $14.1 million reduction in cost of sales in connection with the increase in loan loss reserves and changes in estimated gross profit, and ii) impairment charges related to the write-down of Bluegreen Communities’ inventory in the amount of $28.1 million. These charges did not impact the Company’s cash position or operating cash flows.

As previously reported, effective January 1, 2010, Bluegreen adopted accounting guidance that resulted in the consolidation into its financial statements of seven special-purpose finance entities that were previously classified as off-balance sheet. These entities issued Bluegreen’s securitization bonds and hold the receivables that collateralized the bonds. The consolidation of these entities resulted in increased interest expense (by the amount of interest expense incurred on the securitization bonds) and interest income (by the amount of income generated from the related receivables, partially offset by the absence of accretion income on residual interests that were eliminated).

On March 24, 2011, the Company announced that its Board of Directors had engaged advisors to explore alternative strategies for Bluegreen Communities, including the possible sale of the division. There is no assurance that the announcement regarding strategic alternatives will not have a material adverse effect on Bluegreen Communities’ operations or that it will result in the consummation of a transaction. As of December 31, 2010, the carrying value of the Bluegreen Communities inventory was $82.2 million. This carrying value was based upon the Company’s estimates of probability-weighted cash flows for various outcomes, appraisals and other data. Additional, material impairment charges may occur in the future, depending on the decision, if any, to pursue a specific strategic alternative or on additional market information obtained during the exploration process. In the event that the real estate market does not improve in the period expected or continues to deteriorate further, additional material impairment charges may be required.

Bluegreen Corporation

March 31, 2011	Page 4

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconciliation of System-Wide Sales to GAAP Resorts Sales of Real Estate

Three Months and Twelve Months Ended December 31, 2010 and December 31, 2009

(In 000’s, except percentages) (Q4 periods unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

System-wide sales	$72,087		$68,671		$297,916		$250,984
Change in sales deferred under timeshare accounting rules	2,478		875		818		13,711
Estimated uncollectible VOI notes receivable	(4,172)		(7,780)		(24,441)		(31,205)

System-wide sales, net	70,393	100%	61,766	100%	274,293	100%	233,490	100%
Less: Sales of third party VOIs	(22,760)	(32)	(20,485)	(33)	(78,805)	(29)	(31,735)	(14)
Adjustments to allowance for loan losses	(31,942)	(45)	—	—	(69,723)	(25)	—	—
Sales of real estate	15,691	23	41,281	67	125,765	46	201,755	86
Cost of sales of real estate sales	3,115	20 *	(14,694)	(36)*	(29,015)	(23)*	(66,589)	(33)*
Gross profit	18,806	120 *	26,587	64 *	96,750	77 *	135,166	67 *
Fee-based sales commission revenue	15,508	22	13,031	21	52,966	19	20,057	9

Other resort fee-based services revenues	16,855	24	14,567	24	67,036	24	57,014	24
Cost of other resort fee-based services	(10,933)	(16)	(10,584)	(17)	(44,040)	(16)	(39,677)	(17)
	5,922	8	3,983	7	22,996	8	17,337	7

Selling and marketing expense	(36,150)	(51)	(34,096)	(55)	(139,770)	(51)	(120,014)	(51)
Resorts G & A expense	(4,606)	(7)	(3,287)	(5)	(17,236)	(6)	(14,798)	(6)
Total Resorts operating expense (1)	(40,756)	(58)	(37,383)	(60)	(157,006)	(57)	(134,812)	(57)

Resorts operating (loss) profit (2)	$(520)	(1)%	$6,218	10%	$15,706	6%	$37,748	16%

*Percentages for cost of real estate sales and gross profit are calculated as a percentage of sales of real estate.

(1) Excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest and income taxes.

(2) Resorts operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest and income taxes. A reconciliation of Resorts operating profit to loss before non-controlling interest and benefit for income taxes is included in this release.

Bluegreen Corporation

March 31, 2011	Page 5

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
Other data (not in 000’s):	2010	2009	2010	2009

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	58%	56%	58%	55%
Number of Bluegreen VOI sales transactions	4,287	4,171	18,504	19,602
Number of sales made on behalf of third parties for a fee	1,838	1,633	6,426	2,593
Total VOI sales transactions	6,125	5,804	24,930	22,195
Average sales price per transaction	$11,904	$11,350	$12,006	$11,324
Total marketing prospect tours	38,952	36,736	160,281	139,801
New marketing prospect tours	22,647	20,853	92,847	80,590
Sale-to-tour ratio (total prospects)	15.7%	15.8%	15.6%	15.9%
Sale-to-tour ratio (new prospects)	10.2%	11.4%	10.6%	11.7%

Higher system-wide VOI sales reflected increased marketing efforts related to sales of VOIs on behalf of fee-based clients. In Q4 2010 as compared to Q4 2009, marketing tours increased and the average sales price per transaction increased, while our sale- to-tour conversion ratios decreased.

Adjustments to the Company’s loan loss reserves in Q4 2010 were the result of increased estimates of future defaults on certain VOI receivables generated prior to December 15, 2008, the date on which Bluegreen implemented a FICO® score-based credit underwriting program. Based on the level of defaults on the lower-FICO scored loans in the portfolio as well as a continued low level of prepayments, the Company made a determination that the performance of these loans will not reflect the same benefits of seasoning as similar loans have historically experienced, resulting in the probability of higher future defaults on these loans. The Company noted that defaults and delinquency rates to date related to loans originated on and after December 15, 2008 have been significantly lower than those originated prior to that date (see table below). Although Bluegreen believes that its has adequately reserved for future losses on its receivable portfolio, there is no assurance that its estimates will be accurate or that it will not be required to record additional charges in the future.

As previously noted, on December 15, 2008 (“12/15/08”) Bluegreen implemented a FICO® score-based credit underwriting program. Delinquencies over 30 days past due on the total originated and serviced timeshare receivables portfolio at December 31, 2010 for loans originated prior to December 15, 2008 and loans originated under Bluegreen’s FICO® score–based credit underwriting program are reflected in the table below.

Bluegreen Corporation

March 31, 2011	Page 6

	Percentage of Outstanding Principal Balance	Percentage of Outstanding Principal Balance Over 30 Days Past Due
Originations Pre-12/15/08 (loans not subjected to FICO® credit score requirements at origination)	75%	5.3%
Originations After 12/15/08 (loans were subjected to minimum FICO® credit score requirements at origination)	25%	3.3%
Total	100%	4.8%

Defaults on the pre-12/15/08 originated portfolio decreased to a 12.99% average annual default rate for the twelve months ended December 31, 2010 compared to 15.10% for the twelve months ended December 31, 2009. These compare to an average annual default rate on the after-12/15/08 originated portfolio of 5.37% for the twelve months ended December 31, 2010.

In connection with the Q4 2010 adjustment to loan loss reserves and other changes in estimated gross profit, resorts cost of sales was reduced by $14.1 million. This reduction in cost of sales was due in part to the anticipated recovery of VOI inventory when estimated future loan defaults occur. Additionally, cost of sales during Q4 2010 was favorably impacted by a decrease in the overall carrying cost of our VOI inventory due to the previously discussed adoption of new accounting guidance on January 1, 2010.

Selling and marketing expenses as a percentage of system-wide sales, net, decreased to 51% in Q4 2010 from 55% in Q4 2009, reflecting an increase in the percentage of our sales to the Company’s existing timeshare owner base. Marketing efforts to existing owners typically cost less than other marketing channels.

Resorts operating loss in Q4 2010 was $0.5 million, due in large part to the previously discussed $31.9 million non-cash charge to adjust loan loss reserves, partially offset by the previously discussed $14.1 million non-cash reduction in cost of sales. Absent these non-cash items, Resorts operating profit in Q4 2010 would have been $17.3 million, or 25% of system-wide sales, net. As previously discussed, Resorts operating profit in Q4 2010 was favorably impacted by a decrease in the overall carrying cost of our VOI inventory due to the previously discussed adoption of new accounting guidance on January 1, 2010. Resorts operating profit for Q4 2009 was $6.2 million, or 10% of system-wide sales, net.

Bluegreen Corporation

March 31, 2011	Page 7

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data

Three Months and Twelve Months Ended December 31, 2010 and December 31, 2009

(In 000’s, except percentages) (Q4 periods unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

Sales of real estate	$2,263	100%	$4,411	100%	$11,751	100%	$17,613	100%
Cost of sales of real estate	(29,092)	(1,286)%	(14,433)	(327)%	(64,064)	(545)%	(25,303)	(144)%
Gross loss	(26,829)	(1,186)	(10,022)	(227)%	(52,313)	(445)%	(7,690)	(44)%

Other Communities operations revenues	413	18%	339	8%	1,696	14%	1,590	9%
Cost of other Communities operations	(988)	(44)%	(1,034)	(23)%	(3,514)	(30)%	(3,792)	(22)%
Gross loss on other operations	(575)		(695)		(1,818)		(2,202)

Selling and marketing expense	(1,404)	(62)%	(1,222)	(28)%	(4,684)	(40)%	(4,571)	(26)%
Communities G& A expense	(1,080)	(47)%	(3,077)	(70)%	(8,271)	(70)%	(6,636)	(37)%
Total Communities operating expense	(2,484)		(4,299)		(12,955)		(11,207)

Communities operating loss	$(29,888)	(1,321)%	$(15,016)	(340)%	$(67,086)	(571)%	$(21,099)	(120)%

Other data (not in 000’s):
Average sales price per homesite	$61,893		$66,863		$61,071		$58,198
Number of homesites sold	66		76		239		278

Bluegreen Communities has been, and continues to be, adversely impacted by the deteriorating conditions being experienced in the real estate markets. Bluegreen Communities continues to experience a decrease in demand, and a corresponding decrease in sales volume. Bluegreen has significantly reduced prices on certain of its homesites in an attempt to increase sales activity. During Q4 2010, the Company recorded non-cash impairment charges of $28.1 million to write down the carrying amount of Communities’ inventory. For all of 2010, such non-cash impairment charges were $54.6 million.

SELECTED OTHER FINANCIAL INFORMATION

As of
	December 31,	December 31,
	2010	2009
Unrestricted cash	$ 72.1 million	$ 70.5 million
Book value per share	$ 9.07	$ 12.32
Debt-to-equity ratio: recourse and non-recourse debt	2.90: 1	1.40:1
Debt-to-equity ratio: recourse debt only	1.37: 1	1.06:1

Book value per share decreased and the Company’s debt-to-equity ratios increased at December 31, 2010 compared to December 31, 2009, primarily as a result of i) the adoption of new accounting guidance on January 1, 2010, which resulted in a significant amount of securitization debt that was previously accounted for off-balance sheet being consolidated on the Company’s balance sheet, as well as a related, previously announced $61.3 million non-cash charge to retained earnings taken in Q1 2010 representing the cumulative effect of a change in accounting principle, and ii) losses in 2010.

Bluegreen Corporation

March 31, 2011	Page 8

At December 31, 2010, Bluegreen had receivable-backed credit facilities with revolving capacity of up to $95.0 million and with availability of $94.9 million. As of February 28, 2011, based on additional facilities obtained or approved, availability under receivable-backed credit facilities was approximately $109.0 million. Under the terms of certain of these facilities, additional availability is generated as principal payments are made. Advances under the Company’s receivable-backed credit facilities are subject to eligible collateral and other customary terms and conditions.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate businesses. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, real estate-based vacation ownership plan with more than 160,000 owners, over 56 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com .

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; the general risks associated with strategic transactions, including the Company’s ability to identify desirable strategic alternatives for its Communities business, the level of interest of third parties in pursuing a possible strategic transaction for Communities, the ability to negotiate a mutually acceptable definitive agreement to effect a possible strategic transaction, and, if that occurs, the consummation of the transaction and the negative impact on investors, customers, employees and others of the Company exploring strategic alternatives and opportunities and of any specific strategic alternative or opportunity selected by the Company; the performance of the Company’s vacation ownership notes receivable may deteriorate and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; additional impairment charges related to our real estate inventories, notes receivable or other assets may be required; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-based service initiatives may not be successful and will not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its Annual Report to be filed on or about March 31, 2011.

### #### ###

Bluegreen Corporation

March 31, 2011	Page 9

Condensed Consolidated Statements of Operations

(In 000’s, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

	Unaudited
REVENUES:

Gross sales of real estate	$54,068	$53,472	$231,680	$250,573
Estimated uncollectible VOI notes receivable	(36,114)	(7,780)	(94,164)	(31,205)
Total sales of real estate	17,954	45,692	137,516	219,368

Other resort fee-based services and communities operations revenue	17,268	14,906	68,732	58,604
Fee-based sales commission revenue	15,508	13,031	52,966	20,057
Interest income	25,585	16,404	106,463	69,337
Total operating revenues	76,315	90,033	365,677	367,366

EXPENSES:
Cost of real estate	25,977	29,127	93,079	91,892
Cost of other resort fee-based services and communities operations	11,921	11,618	47,554	43,469
Selling, general and administrative expenses	53,248	49,348	214,509	185,536
Interest expense	15,960	10,212	65,795	36,132
Other expense, net	442	3,774	2,839	1,810
Total operating expenses	107,548	104,079	423,776	358,839

(Loss) income before non-controlling interests, (benefit) provision for income taxes and discontinued operations	(31,233)	(14,046)	(58,099)	8,527
Benefit for income taxes	(9,520)	(5,415)	(22,227)	(2,640)
(Loss) income from continuing operations	(21,713)	(8,631)	(35,872)	11,167
Loss from discontinued operations	—	(7,152)	—	(7,267)
Net (loss)income	(21,713)	(15,783)	(35,872)	3,900
Less: Net income attributable to non-controlling interests	1,997	2,089	8,094	7,472
Net loss attributable to Bluegreen Corporation	$(23,710)	$(17,872)	$(43,966)	$(3,572)

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Basic:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.76)	$(0.34)	$(1.41)	$0.12
Loss per share for discontinued operations	—	(0.23)	—	(0.23)
Loss per share attributable to Bluegreen shareholders	$(0.76)	$(0.57)	$(1.41)	$(0.11)

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Diluted:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.76)	$(0.34)	$(1.41)	$0.12
Loss per share for discontinued operations	—	(0.23)	—	(0.23)
Loss per share attributable to Bluegreen shareholders	$(0.76)	$(0.57)	$(1.41)	$(0.11)

Weighted average number of common and common equivalent shares:
Basic:	31,178	31,116	31,165	31,088
Diluted:	31,178	31,116	31,165	31,100

Bluegreen Corporation

March 31, 2011	Page 10

BLUEGREEN CORPORATION

Consolidated Balance Sheets

(In 000’s)

	December 31,	December 31,
	2010	2009

ASSETS

Cash and cash equivalents-unrestricted	$72,085	$70,491
Cash and cash equivalents-restricted	53,922	23,908
Contracts receivable, net	1,843	4,826
Notes receiveable, net	568,985	309,307
Prepaid expenses	4,882	7,884
Other assets	54,947	35,054
Inventory, net	419,877	515,917
Retained interests in notes receivable sold	—	78,313
Property and Equipment, net	79,391	85,565
Total assets	$1,255,932	$1,131,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$8,243	$14,846
Accrued liabilities and other	60,518	51,083
Deferred income	17,550	14,883
Deferred income taxes	25,605	87,797
Receivable-backed notes payable - recourse	135,660	111,526
Receivable-backed notes payable – non-recourse	436,271	131,302
Lines-of credit and notes payable	142,120	185,781
Junior Subordinated Debentures	110,827	110,827
Total liabilities	936,794	708,045

Total equity	319,138	423,220
Total liabilities and shareholders’ equity	$1,255,932	$1,131,265

Bluegreen Corporation

March 31, 2011	Page 11

BLUEGREEN CORPORATION

Reconciliation of Resort Operating Profit and Communities Operating Loss to Loss Before

Non-controlling Interest & Income Taxes

(in 000’s)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Operating (loss) profit for Bluegreen Resorts	$(520)	$6,218	$15,706	$37,748
Operating loss for Bluegreen Communities	(29,888)	(15,016)	(67,086)	(21,099)
Interest Income	25,585	16,404	106,463	69,337
Other expense, net	(442)	(3,774)	(2,839)	(1,810)
Corporate general and administrative expenses	(9,407)	(9,226)	(42,199)	(45,106)
Mortgage servicing operations	(601)	1,560	(2,349)	5,589
Interest expenses	(15,960)	(10,212)	(65,795)	(36,132)
(Loss) income before noncontrolling interest and benefit for income taxes	$(31,233)	$(14,046)	$(58,099)	$8,527

Reconciliation of Non-GAAP Net Income (Loss) to GAAP Net Loss

(in 000’s)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Non-GAAP net income (loss)	$4,884	$(4,024)	$23,337	$11,807
Non-GAAP charges, before taxes:
Charge to increase the allowance for loan losses	(31,942)	—	(69,723)	—
Change in cost of sales related to allowance and change in estimate	14,071	—	15,947	—
Charge to write down communities inventory	(28,117)	(10,862)	(54,564)	(13,159)
Loss from discontinued operations	—	(10,544)	—	(10,544)
Benefit for income taxes related to non-GAAP charges	17,394	7,558	41,037	8,324
Net loss, as reported	$(23,710)	$(17,872)	$(43,966)	$(3,572)